Exhibit 4.18

Execution version

ADDENDUM NO. 3
TO A CHARTER ANCILLARY AGREEMENT DATED 20 JUNE, 2005

This addendum no. 3 (the "Addendum No. 3") to the charter ancillary agreement dated 20th June, 2005 as amended by an addendum no. 1 dated 21st August, 2007 and an addendum no. 2 thereto dated 25th March, 2010 (together, the "Agreement") is made on 22 December 2011 by and between:

(1)	SHIP FINANCE INTERNATIONAL LIMITED (the "Company");

(2)	THE VESSEL OWNING SUBSIDIARIES LISTED IN SCHEDULE A HERETO (the "Owners");

(3)	FRONTLINE LTD. ("Frontline"); and

(4)	FRONTLINE SHIPPING II LIMITED (the "Charterer").

(each a "Party" and together the "Parties".)

WHEREAS:

(A)
The Parties are parties to the Agreement, setting forth, inter alia, the terms of certain arrangements supporting and securing the Charterer's ability to pay charter hire under separate charter parties between the Charterer and each of the Owners (the "Charters").

(B)	Frontline is in the process of completing a financial restructuring (the "Restructuring").

(C)
As part of the Restructuring, the Charterer and Frontline has asked the Company and the Owners to consent to a reduction of the base charter rate per vessel per day of USD 6,500 under each of the Charters for the period from 1 January 2012 until 31 December 2015 (the "Rate Reduction").

(D)
As a condition for the Rate Reduction, the Parties wish to make certain changes to the Agreement, including but not limited to (i) release and payment of the Charter Service Reserve (as defined in the Agreement) to the Company, (ii) amendment of the Bonus Payment (as defined in the Agreement), (iii) prepayment of the Bonus Payment in an amount of USD 12 million and (iv) establishment of the Cash Sweep Bonus Payment (as defined below).

(E)	The Company will apply the funds received from the Charterer mentioned in recital (D) above as prepayments under a loan facility relating to the Vessels.

(F)	This Addendum No. 3 is entered into in order to document the said changes to the Agreement.

Execution version

1.	DEFINITIONS

Terms and expressions defined in the Agreement shall have the same meaning in this Addendum No. 3, unless otherwise explicitly stated herein.

2.	CANCELLATION OF AGREEMENT DATED 6 JULY 2011

The Parties agree that the agreement to amend the Agreement and the Performance Guarantee dated 6 July 2011, enclosed as Appendix 1 hereto, shall be null and void with effect from the date of receipt by the Company of USD 106,000,000 from Frontline.

3.	AMENDMENTS

The Parties agree to the following amendments to the Agreement:

(a)	Definition of "Bonus Amount"

The definition of "Bonus Amount" shall be deleted and replaced with the following:

"Bonus Amount" means, with respect to each Vessel, the portion of a Bonus Payment for any period of determination, which period shall be pro-rated for any portion of an applicable period of determination during which the Vessel was not chartered to the Charterer, attributable to the Vessels and shall be calculated in accordance with the following formula:

Bonus Amount = 0.25 x (TCE revenues of the Vessel – (the Applicable Base Charter Rate x number of days during the period of determination)), where (i) "TCE revenues of Vessel" means the revenues of the Charterer on a time charter equivalent basis attributable to the Vessel during such period of determination (calculated in a manner consistent with that used in Frontline's public reports); and (ii) Applicable Base Charter Rate with respect to a vessel is the amount set forth in the respective Charter, and provided that for purposes of calculating bareboat revenues on a time charter equivalent basis, expenses shall be assumed to equal $6,500 per day.

(b)	Definition of "Cash"

The definition of "Cash" and any references to it therein shall be deleted.

(c)	Definition of "Cash Equivalents"

The definition of "Cash Equivalents" and any references to it therein shall be deleted.

(d)	Definition of "Cash Sweep Bonus Amount"

A new definition of "Cash Sweep Bonus Amount" shall be inserted:

"Cash Sweep Bonus Amount" means, with respect to the Vessels, the portion of a Cash Sweep Bonus Payment for any period of determination, which shall be calculated in accordance with the following formula:

Cash Sweep Bonus Amount = 1.00 x (TCE revenues of Vessels – (the aggregate for all the Vessels of (the applicable Current Base Rate per Vessel x number of days the relevant Vessel has been chartered to the Charterer during the period of determination))), where "TCE revenues of

Execution version

Vessels" means the revenues of the Charterer on a time charter equivalent basis attributable to the Vessels during such period of determination (calculated in a manner consistent with that used in Frontline's public reports), provided that for purposes of calculating bareboat revenues on a time charter equivalent basis, expenses shall be assumed to equal $6,500 per day.

(e)	Definition of "Cash Sweep Bonus Payment"

A new definition of "Cash Sweep Bonus Payment" shall be inserted:

"Cash Sweep Bonus Payment" has the meaning set forth in Section 4.5 (e).

(f)	Definition of "Cash Sweep Schedule"

A new definition of "Cash Sweep Schedule" shall be inserted:

"Cash Sweep Schedule" has the meaning set forth in Section 4.5 (c).

(g)	Definition of "Charter Service Reserve"

The definition of "Charter Service Reserve" and any references to it therein shall be deleted.

(h)	Definition of "Current Base Rate"

A new definition of "Current Base Rate" shall be inserted:

"Current Base Rate" means the rate payable from time to time per Vessel per day under the Charter applicable to such Vessel, as reduced with USD 6,500 per Vessel per day for the period from and including 1 January 2012 to and including 31 December 2015.

(i)	Definition of "Event of Default"

Paragraph (d) of the definition of "Event of Default" shall be deleted, so that this provision shall read:

"Event of Default" means:

(a)	any material breach by the Charterer of any provision of any Charter (including the failure to make charter payments thereunder when due);

(b)	any material breach by the Charterer or Frontline of any provision of this Agreement or the Performance Guarantee; or

(c)	any material breach by Frontline Management of any provision of any Management Agreement.

(j)	Definition of "Former Base Rate"

A new definition of "Former Base Rate" shall be inserted:

"Former Base Rate" means the rate payable from time to time per Vessel per day under the Charter applicable to such Vessel, disregarding the reduction of USD 6,500 per Vessel per day for the period from and including 1 January 2012 to and including 31 December 2015.

(k)	Definition of "Minimum Reserve"

The definition of "Minimum Reserve" and any references to it therein shall be deleted.

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(l)	Definition of "Performance Guarantee"

The definition of "Performance Guarantee" and shall be deleted and replaced with the following:

"Performance Guarantee" means the performance guarantee issued by Frontline in favor of the Company and the Owners on 16 June, 2005, as subsequently amended from time to time.

(m)	Changes to Section 2.1 (Charter Service Reserve)

Section 2.1 shall be deleted in its entirety.

(n)	Changes to Section 2.2 (Negative covenants of the Charterer)

Sub-clause (h) of Section 2.2 (Negative covenants of the Charterer) shall be deleted and replaced by the following:

(h)
declare or make any dividend or distribution of any kind whatsoever to its shareholders (including through a buyback, redemption or repurchase of its securities) or loan, repay or make any other payment in respect of Indebtedness of the Charterer or any affiliate thereof (other than the Company and the Subsidiaries) unless (i) the Charterer is then in compliance with all its obligations under the Charters and this Agreement and (ii) the Charterer, after giving effect to the declaration or repayment of any such dividend or distribution or the disbursement of any such loan or payment in respect of such Indebtedness, continues to be in compliance with all its obligations under the Charters and this Agreement;

The following new sub-clauses (k) and (l) shall be added to Section 2.2 (Negative covenants of the Charterer):

(k)	fail at any time to comply with all laws to which it may be subject if failure so to comply will materially impair its ability to perform its obligations under this Agreement or the Charters; and

(l)
fail at any time to comply with all national, international and state laws, rules, regulations, treaties and conventions applicable to the Vessels, pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of oil and other pollutants and actual or threatened emissions, spills, releases or discharges of oil and other pollutants.

(o)	Changes to Section 2.3 (Covenants of Frontline)

The following new sub-clauses (c) and (d) shall be added to in Section 2.3 (Covenants of Frontline):

(c)	Frontline shall remain listed on a well known and reputable stock exchange acceptable to the Company; and

(d)
Frontline shall comply with all laws to which it may be subject if failure so to comply will materially impair its or the Charterer's ability to perform its obligations under this Agreement, the Charters and/or the Performance Guarantee, as applicable.

(p)	Changes to Section 2.4 (Financial Statements and Other Information)

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Section 2.4 sub-clause (a) shall be deleted and replaced with the following:

(a)
as soon as practicable and in any event within (i) 10 days after the end of each month in each fiscal year or (ii) two Business Days after request by the Company, a certificate executed by its chief financial officer which provides that no Event of Default is then occurring or, if there is an Event of Default then occurring, describes in reasonable detail such Event of Default;

Sub-clauses (b) and (c) of Section 2.4 shall be deleted in their entirety.

At the end of Section 2.4 (Financial Statements and Other Information) of the Agreement, the following provision shall be inserted:

Frontline hereby covenants and undertakes that it will deliver to the Company:

(a)	as soon as the same becomes available, but in any event within 180 days after the end of each financial year, Frontline's audited financial statements for that financial year;

(b)	as soon as the same becomes available, but in any event within 60 days after the end of each financial quarter, Frontline's unaudited quarterly financial statements;

(c)	all public documents dispatched by Frontline to the New York Stock Exchange and/or the Oslo Stock Exchange as soon as possible after they are dispatched; and

(d)	promptly, such further information regarding any of Frontline's or the Charterer's financial condition, business and operations as the Company and/or its lenders may reasonably request.

(q)	Changes to Section 2.5 of the Agreement

The following shall be inserted at the end of Section 2.5 (Earnings Account) of the Agreement: "…to be held with Skandinaviska Enskilda Banken AB (publ) or such other bank as the Company's and/or the Owners' lenders may reasonably require.", so that this provision shall read:

2.5 Earnings Account. The Charterer shall cause all of its revenues to be deposited into an earnings account (the "Earnings Account"), to be held with Skandinaviska Enskilda Banken AB (publ) or such other bank as the Company's and/or the Owners' lenders may reasonably require.

(r)	Changes to Section 3.3 of the Agreement

Sub-clauses (b), (c) and (d) of Section 3.3 (Delivery of Bonus Payment) shall be deleted in their entirety.

(s)	New Section 3.5 (Cash Sweep Bonus Payment) of the Agreement

A new Section 3.5 shall be inserted, reading:

(a)	The Company shall be entitled to periodic profit sharing bonus payments equal to the Cash Sweep Bonus Amount for the applicable period.

(b)
The period upon which the Cash Sweep Bonus Amount shall be determined and booked shall be three calendar months and shall coincide with the calendar quarters of each calendar year. All calculations of the Cash Sweep Bonus Amount shall be made on a year to date basis, less

Execution version

accumulated Cash Sweep Bonus Amounts for the preceding quarters in such calendar year.

(c)
No later than on the last Business Day in the calendar month following the end of each calendar quarter, the Charterer shall prepare or cause to be prepared, and shall deliver to the Company, a schedule with respect to the preceding quarter (each, a "Cash Sweep Schedule"). Each Cash Sweep Schedule shall set forth, in each case on a year to date basis, (i) the TCE revenues of Vessels (broken down per Vessel) and (ii) the Charterer's calculation of the Cash Sweep Bonus Amount. The Charterer shall, at the same time, provide to the Company such supporting work papers or other supporting information as may be reasonably requested by the Company in order to verify the calculation of the Cash Sweep Bonus Amount for the preceding quarter. Such Cash Sweep Schedule shall be prepared in accordance with GAAP, consistent with the preparation of Frontline's accounts, and shall be certified by the Chief Financial Officer of the Charterer and, if requested by the Company, by the Charterer's independent accountants.

(d)	It is agreed and understood between the Parties that the Cash Sweep Bonus Amount pertaining to a quarter can be positive or negative.

(e)
Following the Charterer's submittal of the Cash Sweep Schedule for the fourth quarter of each calendar year to the Company and the Company's acceptance thereof and subject to the other provisions of this Section 3.5, the Cash Sweep Bonus Amounts (whether positive or negative) for the four quarters of each calendar year shall be aggregated (each, a "Cash Sweep Bonus Payment").

(f)
Each Cash Sweep Bonus Payment shall be paid by the Charterer by wire transfer of immediately available funds to the wire transfer address of the Company. Such payment shall be made on a Business Day no later than 1 March in the calendar year subsequent to which it pertains.

(g)
The Cash Sweep Bonus Payment for each calendar year shall, in no event, (i) be less than $0 or (ii) exceed the difference between (a) the Former Base Rate multiplied with the number of days each Vessel has been chartered to the Charterer in the relevant calendar year and (b) the Current Base Rate multiplied with the number of days each Vessel has been chartered to the Charterer in the relevant calendar year.

(t)	Changes to Section 4.1 (Collateral) of the Agreement

Section 4.1 of the Agreement shall be deleted and replaced with the following:

4.1 Collateral. The Charterer, the Company and Frontline covenant and agree that the Charterer's obligations under this Agreement and the Charters shall be secured by first priority fixed and/or floating charges, as applicable, over all of the undertaking and all of the assets and rights (including the Earnings Account) of the Charterer whatsoever and wheresoever both present and future and all outstanding capital stock of the Charterer (collectively, the "Security Interests"). The Charterer and Frontline agree that they shall execute such documents and do such things as may reasonably be required by the Company's lenders in order to give full effect to their covenants in this Section 4.1."

4.	PREPAYMENT OF BONUS PAYMENT

The Charterer shall prepay to the Company an amount of USD 12,000,000 (the "Prepaid Bonus Amount") no later than 31 December 2011 (provided that, if

Execution version

Frontline and/or the Charterer prior to 31 December 2011 provides the Company with sufficient documentation that no less than USD 250,000,000 has been irrevocably committed by investors as new equity in Frontline 2012 Ltd, the deadline for payment shall be extended to 16 January 2012), as compensation for the Rate Reduction.

The Charterer shall have the right to set off the Prepaid Bonus Amount against any Bonus Payment due to the Company.

The Charterer shall not be entitled to set off the Prepaid Bonus Amount against any Cash Sweep Bonus Payment due to the Company.

The Prepaid Bonus Amount shall be non-refundable in any event.

5.	CHARTER SERVICE RESERVE

The Charter Service Reserve (as defined in the Agreement), in the current amount of USD 10,000,000, shall be released and paid to the Company no later than 31 December 2011 (provided that, if Frontline and/or the Charterer prior to 31 December 2011 provides the Company with sufficient documentation that no less than USD 250,000,000 has been irrevocably committed by investors as new equity in Frontline 2012 Ltd, the deadline for payment shall be extended to 16 January 2012), as compensation for the Rate Reduction.

This compensation shall be non-refundable in any event.

6.	MISCELLEANEOUS

The Parties hereto agree that the provisions of the Agreement as amended by this Addendum No. 3 shall be identical to those in existence prior to the execution of this Addendum No. 3 save insofar as the same have been amended hereby, and that all references in the Agreement to the term "this Agreement" shall be deemed to be references to the Agreement as confirmed and amended hereby and references to "the Agreement", "hereof", "hereunder", "herein" and kindred expressions shall be construed accordingly.

The Parties agree that this Addendum No. 3 shall be governed by the laws of England and Wales and that any disputes arising hereunder shall be subject to the same dispute resolution mechanism as provided for under Section 8.3 of the Agreement.

This Addendum No. 3 shall become effective upon receipt by the Company of USD 106,000,000 from Frontline, provided that upon such effectiveness, the amendment of the Bonus Amount and the establishment of the Cash Sweep Bonus Payment shall be effective from 1 January 2012.

IN WITNESS WHEREOF the duly authorized representatives of the Parties hereto have caused this Addendum No. 3 to be executed on the day and year first above written.

[Next page is signature page]

Execution version

For and on behalf of SHIP FINANCE INTERNATIONAL LIMITED /s/Harald Gurvin Signature Harald Gurvin Attorney-in-Fact Name with block letters	For and on behalf of FRONTLINE LTD. /s/ Magnus Vaaler Signature Magnus Vaaler Name with block letters

For and on behalf of
ULTIMATE SHIPPING LIMITED
MILLCROFT MARITIME SA
GOLDEN NARROW CORPORATION
HUDSON BAY MARINE COMPANY LIMITED
NEWBOND SHIPPING COMPANY LIMITED

/s/Harald Gurvin
Signature

Harald Gurvin Attorney-in-Fact
Name with block letters
For and on behalf of FRONTLINE SHIPPING II LIMITED /s/ Magnus Vaaler Signature Magnus Vaaler Name with block letters

Execution version

Schedule A

ULTIMATE SHIPPING LIMITED
MILLCROFT MARITIME SA
GOLDEN NARROW CORPORATION
HUDSON BAY MARINE COMPANY LIMITED
NEWBOND SHIPPING COMPANY LIMITED